EXHIBIT (13)

                              MEMORIAL GROUP, INC.



                                                              March 10, 1998



Board of Trustees
Memorial Funds
Two Portland Square
Portland, Maine  04101

Ladies and Gentlemen:

This letter will confirm that the Memorial Group, Inc. is purchasing the following series of shares (the "Seed Capital Shares") of the Memorial Funds in consideration of $10.00 per share for investment purposes only and not with a view to reselling or otherwise distributing those shares;

                  2500              Government Bond Fund
                  2500              Corporate Bond Fund
                  2500              Value Equity Fund
                  2500              Growth Equity Fund

for a total of 10,000 shares.

I agree and hereby undertake that, in the event that any of the Seed Capital Shares are redeemed during the period of amortization of the Memorial Fund's organizational expenses, the redemption proceeds will be reduced by any unamortized organizational expense in the same proportion as the number of Seed Capital Shares being redeemed bears to the number of Seed Capital Shares outstanding at the time of redemption.

                                                  Sincerely,

                                                  /s/ Christopher W. Hamm

                                                  Christopher W. Hamm
                                                  President